UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of Earliest Event Reported):
August 12, 2010
Trubion Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33054 (Commission File No.)	52-2385898 (IRS Employer Identification No.)
2401 Fourth Avenue, Suite 1050, Seattle, WA 98121
(Address of Principal Executive Offices, including Zip Code)
(206) 838-0500
(Registrant’s Telephone Number, Including Area Code)
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Merger Agreement
On August 12, 2010, Trubion Pharmaceuticals, Inc. (“Trubion”), Emergent BioSolutions Inc. (“Emergent”), 35406 LLC, (the “Final Surviving Entity”) and 30333 Inc. (the “Merger Sub”) (collectively, the “Parties”) entered into an Agreement and Plan of Merger dated August 12, 2010 (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, the Merger Sub will merge with and into Trubion, (the “Merger”), then promptly following the Merger, Trubion will merge with and into the Final Surviving Entity and the Final Surviving Entity will become a direct wholly owned subsidiary of Emergent .
Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of Trubion (the “Trubion Common Stock”) issued and outstanding immediately prior to the Effective Time will be canceled and be converted into the right to receive the following:
•	an amount in cash equal to $1.365,

•	0.1641 shares of common stock, par value $0.001 per share, of Emergent (the “Emergent Common Stock”), and

•	one contingent value right (a “CVR”) issued by Emergent, subject to and in accordance with the CVR Agreement described below.
No fractional shares of Emergent Common Stock will be issued in the Merger, and Trubion stockholders will receive cash in lieu of fractional shares, if any, of Emergent Common Stock.
All outstanding stock options (“Options”) of Trubion will be canceled at the Effective Time. Options with an exercise price of $4.55 or above will be canceled and extinguished without further liability of the Parties. Holders of Options with an exercise price below $4.55 will receive, for each share of Trubion Common Stock subject to such Option:
•	a cash payment equal to the difference between $4.55 and the exercise price of the Option and

•	one CVR.
Trubion and Emergent’s respective obligations to complete the Merger are subject to customary conditions, including:
•	the approval of the Merger by the Trubion’s stockholders,

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act, and

•	the effectiveness of Emergent’s Registration Statement on Form S-4 registering the issuance of the shares of Emergent Common Stock to be issued in the Merger.
The Merger Agreement generally prohibits Trubion from soliciting, initiating or intentionally encouraging competing proposals (the “No-Shop Prohibition”). If Trubion to terminates the Merger Agreement to enter into a definitive agreement for a Superior Competing Transaction (as defined in the Merger Agreement) Trubion must pay Emergent a termination fee of $3.0 million (the “Termination Fee”).
The Merger Agreement also provides for certain other termination rights for both Trubion and Emergent. Trubion may be required to pay Emergent the Termination Fee under other specified circumstances.
This summary of the Merger Agreement has been included, and the Merger Agreement has been included as an Exhibit hereto, to provide investors and security holders with information regarding its terms. This summary and the Merger Agreement are not intended to provide any other financial information regarding Trubion or Emergent. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards or materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Trubion or Emergent. Moreover, any information covering the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosure by Trubion or Emergent.
Contingent Value Rights Agreement
Trubion, Emergent and Mellon Investor Services, as rights agent, entered into a Contingent Value Rights Agreement, dated as of August 12, 2010, (the “CVR Agreement”) governing the terms of the CVRs. The CVRs are not transferable and do not have any voting or dividend rights. No interest accrues on any amounts payable to any CVR holders and the CVRs do not represent any equity or ownership interest in Emergent or in any other Parties. A holder of a CVR is entitled to receive a pro rata portion of each of the following contingent payments following the achievement of future development milestones (under Trubion’s collaboration agreements with Pfizer Inc. and Abbott Laboratories) as set forth below:

	Milestone Events	Applicable Payments
•	Initiation of dosing in the first Phase III clinical study for the first major indication for CD20 candidate	$6.25 million

•	Initiation of dosing in the first Phase III clinical study for the second major indication for CD20 candidate	$5.0 million

•	Initiation of dosing in the first Phase II clinical study for a non CD20 target	$0.75 million

•	Initiation of the first Phase II clinical study for TRU-016	$1.75 million

•	Initiation of the first Phase III clinical study in oncology indication for TRU-016	$15.0 million

•	Release of TRU-016 manufactured for use in clinical studies.	$10.0 million
The total potential payment under the CVRs is $38.75 million over a 36-month period following the Effective Time.
Emergent has agreed to use commercially reasonable efforts to achieve all of the milestones set forth above as soon as practicable and to cause the payment of the related milestone payments in order to be able to disburse the corresponding CVR payment amounts.
Support Agreement
Certain significant holders of Trubion Common Stock holding, in the aggregate, approximately 41% of the outstanding Trubion Common Stock, as of July 31, 2010 (the “Principal Holders”) entered into Support Agreements, dated August 12, 2010 with Emergent (each, a “Support Agreement”), pursuant to which such Principal Holders agreed, subject to the terms thereof, to vote a portion of their shares of Trubion Common Stock equaling approximately 35% of the outstanding shares of Trubion Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, and against, among other things, other Competing Transactions (as defined in the Merger Agreement). Each Principal Holder also agreed to the No-Shop Prohibition as discussed above. Finally, each Principal Holder also granted Emergent an irrevocable proxy to vote the specified amount of shares subject to the Support Agreements.
The Support Agreements also limit the ability of the Principal Holders to sell or otherwise transfer their shares of Trubion Common Stock. The Support Agreements will automatically terminate if the Merger Agreement terminates.
Lock-up Agreement
The Principal Holders also entered into Lock-up Agreements, dated August 12, 2010 with Emergent (the “Lock-up Agreement”), pursuant to which the Principal Holders have agreed to the following transfer restrictions (the “Lock-up Restrictions”) relating to Emergent Common Stock during the Lock-up Period (as defined in the Lock-Up Agreement):
•	First 90 days from the Effective Time – no transfers (other than permitted transfers, such as a bona fide gift, certain estate planning and affiliate transactions) allowed.

•	After 90 days to 180 days from the Effective Time – the Principal Holders may transfer up to 25% of their respective shares of Emergent Common Stock.

•	After 180 days to 270 days from the Effective Time – the Principal Holders may transfer up to 50% of their respective shares of Emergent Common Stock.

•	After 270 days to 360 days from the Effective Time – the Principal Holders may transfer up to 75% of their respective shares of Emergent Common Stock.

•	After 360 days from the Effective Time – the Lock-up Restrictions expire and the Principal Holders may transfer all of their respective shares of Emergent Common Stock.
Notwithstanding the foregoing, if an Adjustment Event (as defined below) occurs, at any time,
•	during the first six months after the Effective Time, the Principal Holders may transfer:
•	up to 50% of their respective shares of Emergent Stock for a period of 180 days after the Effective Time and

•	all of their respective shares after 180 days after the Effective Time;
•	more than six months after the Effective Time but prior to the expiration of the Lock-up Period, then the Lock-up Restrictions shall lapse immediately and the Principal Holders may transfer all of their respective shares of Emergent Common Stock.
“Adjustment Event” shall be deemed to have occurred if (a) the closing sale price per share for shares of Emergent Common Stock on the New York Stock Exchange for any 20 trading days (which need not be consecutive) during any consecutive 30 calendar day period shall exceed 120% of the Parent Average Stock Price (as defined in the Merger Agreement) and (b) Emergent shall have issued any of its Common Stock in connection with any financing transaction, including private placement or public offering.
Additionally, any discretionary waiver or termination of the restrictions set forth in the Lock-up Agreement that apply to any Principal Holders shall apply pro rata to all Principal Holders.
Termination Agreement
Trubion and certain of its stockholders are parties to an Investor Rights Agreement, dated July 13, 2004, as amended (the “IRA”), which provided for certain registration rights under the federal securities laws with respect to certain shares of Trubion Common Stock held by those stockholders. As a condition to the execution of the Merger Agreement, Trubion and the stockholders who are parties to the IRA, entered into a Termination Agreement, dated August [11], 2010, pursuant to which the IRA will terminate effective as of and contingent upon the Effective Time of the Merger.
The foregoing descriptions of the Merger Agreement, the CVR Agreement, the Support Agreement, the Lock-up Agreement and the Termination Agreement do not purport to be complete, and are qualified in their entirety by reference to such agreements. Trubion encourages you to read carefully the entire Merger Agreement, the CVR Agreement, the Support Agreement, the Lock-up Agreement and the Termination Agreement to help you understand each of these agreements and the Merger. Copies of the Merger Agreement, the CVR Agreement, the Support Agreement, the Lock-up Agreement and the Termination Agreement are filed as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated into this Item 1.01 by reference.
Additional Information about the Transaction and Where to Find It
In connection with the transaction, Emergent intends to file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 and Trubion intends to file with the SEC and mail to its stockholders a proxy statement/prospectus. Investors and stockholders are urged to read the registration statement, the proxy statement/prospectus and other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to the documents because they will contain important information about Emergent, Trubion and the Merger.
The registration statement, the proxy statement/prospectus and any other relevant materials (when they become available), and any other documents filed by Emergent and/or Trubion with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850, or Trubion Pharmaceuticals, Inc., Attn: Investor Relations, 2401 4th Avenue, Suite 1050, Seattle, Washington 98121. Investors and stockholders are urged to read the registration statement, the proxy statement/prospectus and the other relevant materials when they become available.
Participants in Solicitations
Emergent, Trubion and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the Merger. Information regarding Emergent’s directors and officers is available in Emergent’s proxy statement on Schedule 14A for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Information regarding Trubion’s directors and executive officers is available in Trubion’s proxy statement on Schedule 14A for its 2010 annual meeting of stockholders, which was filed with the SEC on April 21, 2010. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated August 12, 2010

10.1	Contingent Value Rights Agreement, dated August 12, 2010

10.2	Form of Support Agreement, dated August 12, 2010

10.3	Form of Lock-up Agreement, dated August 12, 2010

10.4	Termination Agreement, dated August 12, 2010

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUBION PHARMACEUTICALS, INC.
Date: August 13, 2010	By:	/s/ John A. Bencich
		Name:	John A. Bencich
		Title:	Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated August 12, 2010
10.1	Contingent Value Rights Agreement, dated August 12, 2010
10.2	Form of Support Agreement, dated August 12, 2010
10.3	Form of Lock-up Agreement, dated August 12, 2010
10.4	Termination Agreement, dated August 12, 2010